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                                  EXHIBIT 9(a)

                                    FORM OF

                      TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the ______ day of ___________, 19___, by and between SENECA FUNDS, a Delaware business trust, having its principal office and place of business at 909 Montgomery Street, San Francisco, California 94133 ("Fund"), and INVESTORS FIDUCIARY TRUST COMPANY, a Missouri trust company having its principal office and place of business at 127 West 10th Street, Kansas City, Missouri, 64105 ("IFTC").

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with
Article 10, being herein referred to as a "Portfolio", and collectively as the "Portfolios"); and

WHEREAS, the Fund on behalf of the Portfolios desires to appoint IFTC as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and IFTC desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.         Terms of Appointment; Duties of IFTC

1.1 Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints IFTC to act as, and IFTC agrees to act as, transfer agent for the Fund's authorized and issued shares of beneficial interest ("Shares"), dividend disbursing agent, and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of any of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program.

1.2        IFTC agrees that it will perform the following services:

           (a) In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable, and IFTC, IFTC shall:

                    (i) Receive for acceptance orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof


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                             to the Custodian of the Fund authorized pursuant to
                             the Declaration of Trust of the Fund (the
                             "Custodian");

                    (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                    (iii) Receive for acceptance redemption requests and redemption directions, and deliver the appropriate documentation thereof to the Custodian;

                    (iv) In respect to the transactions in items (i), (ii) and (iii) above, IFTC shall execute transactions directly with broker-dealers authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

                    (v) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                    (vi) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                    (vii) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

                    (viii) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by IFTC of indemnification satisfactory to IFTC and protecting IFTC and the Fund, and IFTC at its option may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

                    (ix) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

                    (x) Record the issuance of Shares and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares which are authorized, based upon data provided to it by the Fund, and issued and outstanding. IFTC shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and, except to the extent expressly provided elsewhere in this Agreement, shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the



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                             sole responsibility of the Fund or its agents other
                             than IFTC acting pursuant to this Agreement.

           (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), IFTC shall: (i) perform the customary services of a transfer agent, dividend disbursing agent, and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal and state taxing authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information,(ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each state and which will prevent the execution of orders to purchase shares in certain states specified by the Fund, its Administrator or other agent, subject to override upon the express authorization of the Fund, its Administrator, or other agent, and (iii) open and maintain one or more non-interest bearing deposit accounts as agent for the Fund, with such financial institution(s) as may be designated by it or by the Fund in writing (such accounts, however, to be in the name of IFTC and subject only to its draft or order), into which accounts the moneys received for the account of the Fund and moneys for payment of dividends, distributions, redemptions or other disbursements provided for hereunder will be deposited, and against which checks, drafts and payment orders will be drawn.

           (c) In addition, the Fund or its Administrator or other agent shall (i) identify to IFTC in writing those transactions and assets to be treated as exempt from blue sky reporting for each state, (ii) as to each Portfolio, identify to IFTC those states in which shares of that Portfolio have not been registered or qualified for sale or in which a limited number of such shares have been so registered or qualified, stating the number of such shares, (iii) promptly advise IFTC as to the suspension, termination, or withdrawal of any such registration or qualification in any state or any change in the number of any such shares so registered or qualified in any state, (iv) verify the establishment of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of IFTC for the Fund's blue sky state registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund, the reporting of such transactions to the Fund as provided above, and the establishment



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                    of instructions sufficient to prevent the execution of
                    orders to purchase shares in certain states specified by the Fund or its Administrator or other agent, subject to override upon the express authorization of the Fund, its Administrator, or other agent, as described in Section 2(b) above.

           (d) Procedures as to who shall provide certain of these services in Section 1 may be established from time to time by agreement between the Fund on behalf of each Portfolio and IFTC per the attached service responsibility schedule. IFTC may at times perform only a portion of these services, and the Fund or its agent shall perform the remainder of these services on the Fund's behalf.

           (e) IFTC shall provide the Fund with certain Fund-related and third-party data via computer hookup on terms agreed upon in writing between the parties.

           (f) IFTC shall deliver funds and file related reports pursuant to state unclaimed property statutes in accordance with procedures to be agreed upon in writing by the parties from time to time.

           (g) IFTC shall provide additional services on behalf of the Fund which may be agreed upon in writing between the Fund and IFTC.

2.         Fees and Expenses

2.1 For the performance of services by IFTC pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay IFTC an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and IFTC.

2.2 In addition to the fee paid under Section 2.1 above, the Fund agrees on behalf of each of the Portfolios to reimburse IFTC for out-of-pocket expenses reasonably incurred in performing its duties hereunder, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by IFTC for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by IFTC at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable Portfolio.

2.3 The Fund agrees on behalf of each of the Portfolios to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to IFTC by the Fund at least seven (7) days prior to the mailing date of such materials.



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3.         Representations and Warranties of IFTC

IFTC represents and warrants to the Fund that:

3.1 It is a trust company duly organized and existing and in good standing under the laws of the State of Missouri; provided, however, that the Fund acknowledges that IFTC intends to merge with a newly-chartered trust company which shall be the surviving entity following such merger.

3.2 It is duly qualified to carry on its business in the State of Missouri.

3.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.6 It is duly registered as a transfer agent under Section 17A(c)(1) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(1)"), and shall perform its obligations under this Agreement in compliance with applicable law.

4.         Representations and Warranties of the Fund

The Fund represents and warrants to IFTC that:

4.1 It is a business trust duly organized and existing and in good standing under the laws of the state of its organization.

4.2 It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into and perform this Agreement.

4.3 All proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.4 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

4.5 A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Portfolios is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.



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5.         Data Access and Proprietary Information

5.1 The Fund acknowledges that certain data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by IFTC as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by IFTC on data bases under the control and ownership of IFTC or other third parties ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to IFTC and such third parties. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to IFTC and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

           (a) to access Customer Data solely from locations as may be agreed to in writing by IFTC and the Fund and solely in accordance with IFTC's applicable user documentation;

           (b) to refrain from copying or duplicating in any way the Proprietary Information;

           (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform IFTC in a timely manner of such fact and dispose of such information in accordance with IFTC's instructions;

           (d) to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of IFTC;

           (e) that the Fund shall have access only to those authorized transactions agreed upon by the parties;

           (f) to honor all reasonable written requests made by IFTC to protect at IFTC's expense the rights of IFTC in Proprietary Information at common law, under federal copyright law and under other federal or state law.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5. The obligations of this Section shall survive any termination of this Agreement.

5.2 If the Fund notifies IFTC that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, IFTC shall endeavor in a timely manner to correct such failure. Organizations from which IFTC may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against IFTC arising out of the contents of such third-



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           party data, including, but not limited to, the accuracy thereof. DATA
           ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. IFTC EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES
           OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.3 If the transactions available to the Fund include the ability to originate electronic instructions to IFTC in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event IFTC shall be entitled to rely on the validity and authenticity of such instructions without undertaking any further inquiry as long as such instructions are undertaken in conformity with security procedures agreed to by the parties hereto from time to time.

6.         Indemnification

6.1 IFTC shall not be responsible for, and the Fund shall on behalf of the applicable Portfolio indemnify and hold IFTC and its agents and subcontractors harmless from and against, any and all losses, damages, costs, charges (including reasonable counsel fees), payments, expenses and liabilities arising out of or attributable to:

           (a) All actions of IFTC or its agents or subcontractors taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

           (b) The breach of any representation or warranty of the Fund hereunder.

           (c) The reliance on or use by IFTC or its agents or subcontractors of information, records, documents or services which (i) are received by IFTC or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar.

           (d) The reliance on, or the carrying out by IFTC or its agents or subcontractors of any instructions or requests of the Fund on behalf of the applicable Portfolio.

           (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, except to the extent IFTC has breached any of its obligations hereunder in connection with such sale.



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6.2        At any time IFTC may apply to any officer of the Fund for
           instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by IFTC under this Agreement, and IFTC and its agents and subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action taken or omitted in reliance upon such instructions or in good faith, reasonable reliance on the opinion of such counsel. IFTC, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or in good faith, reasonable reliance on the instruction, information, data, records or documents provided to IFTC or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund. IFTC, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

6.3 The Fund shall not be responsible for, and IFTC shall indemnify and hold the Fund and the applicable Portfolio harmless from and against, any and all losses, damages, costs, charges (including reasonable counsel fees), payments, expenses and liabilities arising out of or attributable to:

           (a) The bad faith, negligence or willful misconduct of IFTC or its agents or subcontractors in taking any action pursuant to this Agreement.

           (b) The breach of any representation or warranty of IFTC hereunder.

6.4        In order that the indemnification provisions contained in this
           Section 6 shall apply, upon the assertion of a claim for which an indemnifying party may be required to indemnify an indemnified party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party through counsel reasonably acceptable to the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party's prior written consent.

7.         Standard of Care

           IFTC shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or



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           damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees, or breach of this Agreement.

8.         Covenants of the Fund and IFTC

8.1 The Fund shall on behalf of each of the Portfolios promptly furnish to IFTC the following:

           (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of IFTC and the execution and delivery of this Agreement.

           (b) A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto.

8.2 IFTC hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.3 IFTC shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, IFTC agrees that all such records prepared or maintained by IFTC relating to the services to be performed by IFTC hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

8.4 IFTC and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

8.5 In case of any requests or demands for the inspection of the Shareholder records of the Fund, IFTC will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. IFTC reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9.         Term and Termination

9.1        The initial term of this Agreement shall be for a period of one year.
           Thereafter, this Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other; provided, however, that, in addition to any other rights and remedies it may have, the Fund shall have the right to



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           terminate this Agreement as soon as practicable after the occurrence at any time of any of the following events:

                    a. any interruption or cessation of operations by IFTC or its assigns that materially interferes with the business operation of the Fund;

                    b. the bankruptcy of IFTC or its assigns or the appointment of a receiver for IFTC or its assigns;

                    c. any merger, consolidation, or sale of substantially all of the assets of IFTC or its assigns (other than the planned merger described in Section 3.1);

                    d. failure by IFTC or its assigns to perform its duties in accordance with this Agreement, which failure may, in the judgment of the Fund's Board of Trustees, materially adversely affect the business operations of the Fund and which failure continues for thirty (30) days after written notice by the Fund; or

                    e. revocation, suspension, or termination of the registration of IFTC or its assigns as a transfer agent under Section 17A(c)(1).

9.2 Should the Fund exercise its right to terminate this Agreement, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund on behalf of the applicable Portfolio(s). Additionally, IFTC reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months' fees.

10.        Additional Portfolios

           In the event that the Fund establishes one or more series of Shares in addition to those in existence on the date of execution hereof with respect to which it desires to have IFTC render services as transfer agent under the terms hereof, it shall so notify IFTC in writing, and if IFTC agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

11.        Assignment

11.1 Except as provided in Section 11.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party; provided, that the planned merger described in Section 3.1 shall not be subject to this requirement.

11.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

11.3 IFTC may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts



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           corporation ("BFDS"), or National Financial Data Services, Inc. a
           Massachusetts corporation ("NFDS"), which are each duly registered as a transfer agent pursuant to Section 17A(c)(1); or (ii) any other IFTC affiliate which is duly registered as a transfer agent pursuant to Section 17A(c)(1); provided, however, that IFTC shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

12.        Amendment

           This Agreement may be amended or modified only by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

13.        Missouri Law to Apply

           This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Missouri, without reference to the choice of laws principles thereof.

14.        Force Majeure

           In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes; provided, however, that such party shall make reasonable efforts to remove such causes as soon as practicable to the extent reasonably possible for such party to do so.

15.        Consequential Damages

           Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

16.        Merger of Agreement

           This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

17.        Limitations of Liability of the Trustees and Shareholders

           A copy of the Certificate of Trust of the Fund is on file with the Secretary of State of the state of its organization, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any



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           of the Trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

18.        Survival of Terms.

           The provisions of Sections 5.1, 6 and 9.2 shall survive the termination of this Agreement.

19.        Counterparts

           This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

20.        Notices.

           Notices, requests, instructions and other writing addressed to a party at the address set forth above, or at such other address as such party may have designated to the other in writing, shall be deemed to have been properly given to such party hereunder.

21.        Waiver.

           The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of any party's rights hereunder shall be effective unless contained in a written instrument signed by the party sought to be charged.

22.        Invalidity.

           If any provision of this Agreement shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and this Agreement shall remain enforceable to the fullest extent permitted by applicable law.

23.        Other Agreements.

           The parties hereto acknowledge that IFTC or its affiliates may enter into one or more other agreements with the Fund pursuant to which it or them provide services, and undertake obligations, not described herein. Except as specifically provided herein, neither the execution or delivery of, nor the performance or failure to perform under, nor any provision of, this Agreement shall in any manner affect the rights, obligations, or liabilities of either party hereto in any



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           capacity other than the capacity(ies) specifically contemplated by this Agreement, including under any such other agreements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                       SENECA FUNDS


                                       By:
                                          ------------------------------




                                       INVESTORS FIDUCIARY TRUST COMPANY


                                       By:
                                          ------------------------------





                        INVESTORS FIDUCIARY TRUST COMPANY
                         FUND SERVICE RESPONSIBILITIES*


Service Performed                                         Responsibility
-----------------                                         --------------
                                                          IFTC          Fund
                                                          ----          ----

1.     Receives orders for the purchase of Shares.        X

2.     Issue Shares and hold Shares in Shareholders
       accounts.                                          X

3.     Receive redemption requests.                       X

4.     Effect transactions 1-3 above directly with
       broker-dealers.                                    X

5.     Pay over monies to redeeming Shareholders.         X

6.     Effect transfers of Shares.                        X

7.     Prepare and transmit dividends and distributions.  X

8.     Issue Replacement Certificates.                    X

9.     Reporting of abandoned property.                   X

10.    Maintain records of account.                       X

11.    Maintain and keep a current and accurate control
       book for each issue of securities.                 X

12.    Mail proxies.                                      X

13.    Mail Shareholder reports.                          X

14.    Mail prospectuses to current Shareholders.         X

15.    Withhold taxes on U.S. resident and non-resident
       alien accounts.                                    X

16.    Prepare and file U.S. Treasury Department forms.   X

17.    Prepare and mail account and confirmation
       statements for Shareholders.                       X

Service Performed                                         Responsibility
-----------------                                         --------------
                                                          IFTC          Fund
                                                          ----          ----

18.    Provide Shareholder account information.           X

19.    Blue sky reporting.                                X

* Such services are more fully described in Section 1.2 (a), (b) and (c) of the Agreement.


                                       SENECA FUNDS


                                       By:
                                          --------------------------------


                                       INVESTORS FIDUCIARY TRUST COMPANY

                                       By:
                                          --------------------------------




                                      -15-